Exhibit 99.1

SYSCO

SYSCO Corporation 1390 Enclave Parkway Houston, Texas 77077-2099 (281) 584-1390	NEWS RELEASE

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION

CONTACT:	Kirk G. Drummond
Sr. Vice President, Finance
and Treasurer
(281) 584-1328
SYSCO REPORTS FOURTH QUARTER DILUTED EPS OF $0.49 AND
FISCAL 2007 DILUTED EPS OF $1.60
HOUSTON, August 13, 2007 — SYSCO Corporation (NYSE: SYY) today announced financial results for its 13-week fourth quarter and 52 weeks of fiscal 2007 ended June 30, 2007.
Fourth Quarter Fiscal 2007 Highlights
•	Sales increased 8.5% to $9.23 billion from $8.51 billion in last year’s fourth quarter.

•	Net earnings were $303.4 million compared to $254.1 million in last year’s fourth quarter, an increase of 19.4%.

•	Diluted earnings per share (EPS) increased 19.5% to $0.49 compared to $0.41 in the fourth quarter of fiscal 2006.
Fiscal 2007 Highlights
•	Sales increased 7.4% to $35.04 billion from $32.63 billion in fiscal 2006.

•	The impact of EITF 04-13 (Accounting for Purchases and Sales of Inventory with the Same Counterparty) reduced sales growth for fiscal 2007 by 0.7%.

•	Net earnings were $1.00 billion compared to $855.3 million in the prior fiscal year, an increase of 17.0%.

•	Diluted EPS increased 17.6% to $1.60 compared to $1.36 in fiscal 2006.
     “We delivered solid sales and excellent earnings growth in the fourth quarter as our operating companies successfully supported their customers in a market that experienced significant food cost inflation,” said Richard J. Schnieders, SYSCO’s chairman and chief executive officer. “Looking at fiscal 2007 overall, sales growth met our expectations and we are especially pleased with the nearly 18% EPS growth that accompanied it. It is particularly gratifying to achieve a major milestone of one billion dollars in net earnings for the first time.”
Sales
     Sales for the fourth quarter grew 8.5% over the same period last year. Sales from acquisitions (less than 12 months) contributed 0.2% to the quarter’s sales growth. Food cost inflation, as estimated by the change in SYSCO’s cost of goods, was 6.1% for the quarter.
     Sales for fiscal 2007 grew 7.4% over fiscal 2006. The impact of EITF 04-13 reduced sales by approximately $334.0 million in fiscal 2007 compared to $99.8 million in fiscal 2006, reducing sales growth by 0.7%. This accounting standard was effective beginning with the fourth quarter of fiscal 2006. Sales from acquisitions contributed 0.7% to the fiscal year’s sales growth. Food cost inflation was 3.4% for the year.
Gross Profit Margins
     During the fourth quarter, gross profit margins were 19.51%, a 34 basis point decline from the same period in fiscal 2006. High inflation contributed significantly to the decline as a percent to sales. Nevertheless, the company was able to grow gross profit dollars by a healthy 6.6%.
     For fiscal 2007, gross profit margins remained flat at 19.28%, including a 12 basis point improvement due to EITF 04-13.

Expenses
     Operating expenses as a percent of sales were 13.99% during the fourth quarter, a 76 basis point decrease from the same period last year. This unusually large decrease in expenses as a percent to sales resulted both from sound cost control management and the favorable impact of high food cost inflation.
     For fiscal 2007, operating expenses were 14.41% of sales compared to 14.70% in fiscal 2006, a 29 basis point decrease, including a 9 basis point increase due to EITF 04-13.
Capital Spending
     Capital expenditures totaled $146.1 million for the quarter and $603.2 million for the year.
     Looking forward to fiscal 2008, the company expects to complete construction of fold-out facilities in Knoxville, TN and Longview, TX, as well as the redistribution center in Alachua, FL. Those projects, together with other facility expansion work and ongoing investments in fleet and warehouse equipment, should result in total capital expenditures for the new fiscal year in the range of $625 million to $650 million.
Future Outlook
     “Throughout SYSCO’s history, our growth has consistently outpaced that of the foodservice industry. We are encouraged with the progress of our national supply chain, sourcing and integrated delivery initiatives to date and remain confident that the successful execution of these initiatives going forward will position us well to participate in the growth and success of our customers for years to come. Therefore, although industry growth has moderated somewhat in recent years, over the long term we are targeting 7% to 9% annual nominal sales growth, excluding the impact of major acquisitions,” said Schnieders. “With our continuing improvement in operating leverage capabilities, we expect to convert this sales growth into low- to mid-double digit annualized EPS growth.”
Conference Call & Webcast
     SYSCO’s fourth quarter and fiscal 2007 year end earnings conference call will be held on Monday, August 13, 2007 at 10:00 a.m. EDT. A live webcast of the call, as well as a copy of this press release, will be available online at www.sysco.com in the Investor Relations section.
About SYSCO
     SYSCO is the global leader in selling, marketing and distributing food products to restaurants, healthcare and educational facilities, lodging establishments and other customers that prepare meals away from home. Its family of products also includes equipment and supplies for the foodservice and hospitality industries. For the fiscal year 2007, the company generated $35.0 billion in sales. For more information about SYSCO visit www.sysco.com.
Forward-Looking Statements
     Certain statements made herein are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They include statements regarding sales and earnings growth; and projections regarding capital expenditures. These statements involve risks and uncertainties and are based on management’s current expectations and estimates; actual results may differ materially. Those risks and uncertainties that could impact these statements include risks that pertain to SYSCO’s business, including the risks relating to the foodservice distribution industry’s relatively low profit margins and sensitivity to general economic conditions, including the current economic environment and consumer spending; increased fuel costs; SYSCO’s leverage and debt risks; the successful completion of acquisitions and integration of acquired companies as well as the risk that acquisitions could negatively impact the Company’s stock price, operating results or debt ratio or significantly increase the Company’s liquidity requirements; the risk of interruption of supplies due to lack of long-term contracts, severe weather, work stoppages or otherwise; construction schedules; management’s allocation of capital and the timing of capital purchases such as fleet and equipment; competitive conditions; labor issues; and internal factors such as the ability to control expenses. Earnings are also impacted by option expensing, which is based on certain assumptions regarding the number and fair value of options granted, resulting tax benefits and shares outstanding. For a discussion of additional factors that could cause actual results to differ from those described in the forward-looking statements, see the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 as filed with the Securities and Exchange Commission.
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SYSCO CORPORATION
CONSOLIDATED RESULTS OF OPERATIONS (Unaudited)
(In Thousands Except for Share Data)

	For the 13-Weeks Ended
	June 30, 2007	July 1, 2006

Sales	$9,228,294	$8,509,077
Costs and expenses
Cost of sales	7,427,621	6,819,459
Operating expenses	1,291,190	1,254,906
Interest expense	25,530	28,186
Other, net	(2,786)	(2,862)

Total costs and expenses	8,741,555	8,099,689

Earnings before income taxes	486,739	409,388
Income taxes (37.67% in ‘07; 37.93% in ‘06)	183,348	155,279

Net earnings	$303,391	$254,109

Net earnings:
Basic earnings per share	$0.49	$0.41

Diluted earnings per share	$0.49	$0.41

Average shares outstanding	616,366,328	619,241,061

Diluted average shares outstanding	623,993,792	625,004,355

Comparative segment sales data.
(Unaudited)
($000)

	For the 13-Weeks Ended
	June 30, 2007	July 1, 2006
Sales:
Broadline	$7,289,746	$6,660,414
SYGMA	1,140,249	1,069,119
Other	922,441	892,339
Intersegment	(124,142)	(112,795)

Total	$9,228,294	$8,509,077

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SYSCO CORPORATION
CONSOLIDATED RESULTS OF OPERATIONS (Unaudited)
(In Thousands Except for Share Data)

	For the 52-Weeks Ended
	June 30, 2007	July 1, 2006

Sales	$35,042,075	$32,628,438
Costs and expenses
Cost of sales	28,284,603	26,337,107
Operating expenses	5,048,990	4,796,301
Interest expense	105,002	109,100
Other, net	(17,735)	(9,016)

Total costs and expenses	33,420,860	31,233,492

Earnings before income taxes	1,621,215	1,394,946
Income taxes (38.25% in ‘07; 39.35% in ‘06)	620,139	548,906

Earnings before cumulative effect of accounting change	1,001,076	846,040
Cumulative effect of accounting change	—	9,285

Net earnings	$1,001,076	$855,325

Earnings before cumulative effect of accounting change:
Basic earnings per share	$1.62	$1.36

Diluted earnings per share	$1.60	$1.35

Net earnings:
Basic earnings per share	$1.62	$1.38

Diluted earnings per share	$1.60	$1.36

Average shares outstanding	618,338,752	621,382,766

Diluted average shares outstanding	626,366,798	628,800,647

Comparative segment sales data.
(Unaudited)
($000)

	For the 52-Weeks Ended
	June 30, 2007	July 1, 2006
Sales:
Broadline	$27,560,375	$25,758,646
SYGMA	4,380,955	4,131,665
Other	3,571,213	3,139,278
Intersegment	(470,468)	(401,151)

Total	$35,042,075	$32,628,438

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SYSCO CORPORATION
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In Thousands)

	June 30, 2007	July 1, 2006
ASSETS
Current assets
Cash	$207,872	$201,897
Receivables	2,610,885	2,483,720
Inventories	1,714,187	1,608,233
Prepaid expenses and other current assets	123,284	59,154
Prepaid income taxes	19,318	46,690

Total current assets	4,675,546	4,399,694

Plant and equipment at cost, less depreciation	2,721,233	2,464,900

Other assets
Goodwill	1,355,313	1,302,591
Intangibles	91,366	95,651
Restricted cash	101,929	102,274
Prepaid pension cost	352,390	388,650
Other	221,154	238,265

Total other assets	2,122,152	2,127,431

Total assets	$9,518,931	$8,992,025

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable	$18,900	$29,300
Accounts payable	1,981,190	1,891,357
Accrued expenses	922,582	745,781
Deferred taxes	488,849	453,700
Current maturities of long-term debt	3,568	106,265

Total current liabilities	3,415,089	3,226,403

Other liabilities
Long-term debt	1,758,227	1,627,127
Deferred taxes	626,695	723,349
Other long-term liabilities	440,520	362,862

Total other liabilities	2,825,442	2,713,338

Contingencies

Shareholders’ equity
Preferred stock	—	—
Common stock, par $l per share	765,175	765,175
Paid-in capital	637,154	525,684
Retained earnings	5,544,078	4,999,440
Other comprehensive (loss) income	(4,061)	84,618
Treasury stock	(3,663,946)	(3,322,633)

Total shareholders’ equity	3,278,400	3,052,284

Total liabilities and shareholders’ equity	$9,518,931	$8,992,025

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SYSCO CORPORATION
CONSOLIDATED CASH FLOWS (Unaudited)
(In Thousands)

	For the 52-Weeks Ended
	June 30, 2007	July 1, 2006
Cash flows from operating activities:
Net earnings	$1,001,076	$855,325
Adjustments to reconcile net earnings to cash provided by operating activities:
Cumulative effect of accounting change	—	(9,285)
Share-based compensation expense	97,985	126,837
Depreciation and amortization	362,559	345,062
Deferred tax provision	545,971	482,111
Provision for losses on receivables	28,156	19,841
(Gain) loss on sale of assets	(6,279)	847
Additional investment in certain assets and liabilities, net of effect of businesses acquired:
(Increase) in receivables	(134,153)	(162,586)
(Increase) in inventories	(95,932)	(119,392)
(Increase) decrease in prepaid expenses	(62,773)	1,741
Increase in accounts payable	85,422	49,775
Increase in accrued expenses	132,936	29,161
(Decrease) in accrued income taxes	(491,993)	(545,634)
(Increase) in other assets	(36,426)	(17,937)
(Decrease) increase in other long-term liabilities and prepaid pension cost, net	(14,817)	75,382
Excess tax benefits from share-based compensation arrangements	(8,810)	(6,569)

Net cash provided by operating activities	1,402,922	1,124,679

Cash flows from investing activities:
Additions to plant and equipment	(603,242)	(513,934)
Proceeds from sales of plant and equipment	16,008	21,037
Acquisition of businesses, net of cash acquired	(59,322)	(114,378)
Increase in restricted cash balances	(2,155)	(2,243)

Net cash used for investing activities	(648,711)	(609,518)

Cash flows from financing activities:
Bank and commercial paper borrowings (repayments), net	121,858	240,017
Other debt borrowings	5,290	500,987

Other debt repayments	(109,656)	(413,383)

Debt issuance costs	(7)	(3,998)
Cash paid for termination of interest rate swap	—	(21,196)
Common stock reissued from treasury	221,736	128,055
Treasury stock purchases	(550,865)	(544,131)
Dividends paid	(445,416)	(397,537)
Excess tax benefits from share-based compensation arrangements	8,810	6,569

Net cash used for financing activities	(748,250)	(504,617)
Effect of exchange rate changes on cash	14	(325)

Net increase in cash	5,975	10,219
Cash at beginning of period	201,897	191,678

Cash at end of period	$207,872	$201,897

Cash paid during the period for:
Interest	$107,109	$107,242
Income taxes	563,968	619,442
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Comparative Supplemental Statistical Information Related to Sales (Unaudited)
Comparative SYSCO Brand Sales and Marketing Associate-Served Sales data are summarized below.

	For the 13-Weeks Ended
	June 30, 2007	July 1, 2006

SYSCO Brand Sales as a % of MA-Served Sales	51.56%	54.32%
SYSCO Brand Sales as a % of Total Traditional Broadline Sales in the U.S.	44.63%	47.34%
MA-Served Sales as a % of Total Traditional Broadline Sales in the U.S.	52.69%	52.44%

	For the 52-Weeks Ended
	June 30, 2007	July 1, 2006

SYSCO Brand Sales as a % of MA-Served Sales	52.55%	55.51%
SYSCO Brand Sales as a % of Total Traditional Broadline Sales in the U.S.	45.49%	48.08%
MA-Served Sales as a % of Total Traditional Broadline Sales in the U.S.	52.03%	51.89%
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